Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-145973) and in the related prospectus of Empresas ICA, S.A.B. de C.V. of our report dated April 24, 2009, with respect to the consolidated financial statements of ICA Fluor Daniel, S. de R. L. de C.V. and subsidiaries, included in the Annual Report on Form 20-F of Empresas ICA, S.A.B. de C.V. for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

Mancera, S.C.
A Member Practice of
Ernst & Young Global

/s/ Luis F. Ortega
Luis F. Ortega

Mexico, City
June 22, 2010